UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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LINKEDIN CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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New LinkedIn Employee FAQs — Made Available on June 24, 2016

My Job/Role

Will there be opportunities for LinkedIn employees to work on Microsoft projects following the close of the acquisition? And what about in the reverse?

LinkedIn will retain its distinct brand, culture and independence. After the acquisition closes and as we learn more about our two companies, we will explore opportunities for our teams to work together.

Stock

Will I receive different merger consideration for my ESPP shares, vested RSUs and shares that I have received through exercises of stock options (ISOs or NQOs)?

There is no difference. All of those things are shares of LinkedIn stock - they have just all been obtained in different ways, but you will receive the same amount of merger consideration for each share you own. For every share you own at closing, you will receive the same merger consideration: $196 per share.

How will vested stock options be paid out upon close?

Holders of cashed-out awards will receive a payment from LinkedIn through our normal payroll process, less applicable tax withholding. If for whatever reason, a payment cannot be made through our payroll system, a check for the payment will be issued.

For shares that employees bought on the open market which do not relate to our ESPP, payment will be made through a paying agent, not through our payroll system.

For options that are being cashed out, will this be done through a forced exercise?

No, the option exercise will not be a forced exercise. Outstanding vested shares subject to the options will be cancelled in exchange for a payment equal to $196 minus the exercise price, less applicable taxes.

Sales

Does the MSFT acquisition signal that LinkedIn is not focused on learning like other learning industry players?

This deal brings together the world’s leading professional cloud and the world’s leading professional network all centered on helping professionals do more and achieve more. This alignment in shared purpose will enable us to do even more together, including all that we strive to achieve with learning.

Imagine a world where Lynda.com coursework is deeply integrated throughout Microsoft’s ecosystem. One example we’re excited about is integrating learning alongside some of the most popular productivity apps anywhere in the world: Excel, PowerPoint, and Word. Now visualize a new tab added to Office called Learning and you’ll start to get a sense of the benefits of this.

What does the MSFT acquisition mean for the Lynda.com/LinkedIn customer?

We will continue to provide customers with the quality content they expect from us. This deal will allow us to keep growing, investing in and innovating on Lynda/LinkedIn to drive value for our customers.

Member/Customer

What is the value of LinkedIn joining forces with Microsoft for LinkedIn members?

The value for LinkedIn members and customers is that we will be able to deliver more connected, productive and intelligent experiences by bringing together the world’s leading professional cloud and the world’s leading professional network. Following the closing of the transaction, we will be able to thoughtfully look at where to best integrate Microsoft and LinkedIn products to help deliver the most value for our members and customers.

Other General Questions

Why is this deal good for LinkedIn?

Creating economic opportunity for every member of the global workforce has never been more important. Upon the closing, LinkedIn will have the chance to leverage the extraordinary scale and assets of Microsoft, plan for the long-term, disrupt ourselves and increase investment in the talent we need.

Additional Information and Where to Find It

In connection with the transaction described above, LinkedIn Corporation (the “Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at LinkedIn’s website (http://investors.linkedin.com) or by writing to LinkedIn Corporation, Investor Relations, 2029 Stierlin Court, Mountain View, California 94043.

The Company and its directors and executive officers are participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 22, 2016. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.